UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

GENTHERM INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	000-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

28875 Cabot Drive, Novi, MI	48377
(Address of principal executive offices)	(Zip Code)

Wayne Kauffman, Senior Vice President, General Counsel and Secretary, (248) 504-0133

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being submitted, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _________.

Section 1 – Conflict Minerals Disclosure

Item 1.01	Conflict Minerals Disclosure and Report

A copy of the Conflict Minerals Report of Gentherm Incorporated for the reporting period January 1, 2025 to December 31, 2025 is filed herewith as Exhibit 1.01, which is incorporated herein by reference. Such report is also publicly available at https://gentherm.gcs-web.com/financial-information/sec-filings. This Form SD, including Exhibit 1.01, contains references to our website; however, the information on our website is not incorporated by reference into this Form SD or Exhibit 1.01.

Item 1.02	Exhibit

The Conflict Minerals Report as required by Item 1.01 of Form SD is filed herewith as Exhibit 1.01, which is incorporated herein by reference.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01	Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 – Exhibits

Item 3.01	Exhibits

Exhibit 1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

GENTHERM INCORPORATED

By:	/s/ Wayne Kauffman
Wayne Kauffman
Senior Vice President, General Counsel and Secretary
Date: May 29, 2026